UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          FORM 12b-25

                  NOTIFICATION OF LATE FILING


 SEC FILE  NUMBER  0 - 17966


CUSIP NUMBER  595125105

(Check One):       Form 10-K [  ]   Form 20-F [  ]
                   Form 11-K [  ]   Form 10-Q [  ]  Form N-SAR [  ]

For Period Ended:    6/30/05
                    ----------

PART I - REGISTRANT INFORMATION

Micronetics, Inc.
----------------------------------------------------------------
Full Name of Registrant


----------------------------------------------------------------
Former Name if Applicable


26 Hampshire Drive
----------------------------------------------------------------
Address of Principal Executive Office
 (Street and Number)


Hudson, NH 03051
----------------------------------------------------------------
City, State and Zip Code


PART II -  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



[ ]   (c) The accountant's statement or other exhibit required
by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

Financial information is not finalized.
---------------------------------------------

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Jenifer Weinberg, Esq.        212            239-8900 x 23
----------------------    -----------      ----------------------
     (Name)               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months
(or for such shorter) period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

   Yes  [ x ]        No   [   ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report orportion thereof?

    Yes  [   ]         No  [ x ]


              Micronetics, Inc.
-----------------------------------------------------------------
      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    8/15/05                    By: /s/David Robbins
         --------                       ------------------------
                                        David Robbins, President



                       ATTENTION
---------------------           ------------------------------
International misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).